                                                                   Exhibit 10.12

                                    CONTRACT

                                     BETWEEN

                              FLAG ATLANTIC LIMITED

                            FLAG ATLANTIC USA LIMITED

                            FLAG ATLANTIC FRANCE SARL

                            FLAG ATLANTIC UK LIMITED


                                       AND


                           ALCATEL SUBMARINE NETWORKS

                         ALCATEL SUBMARINE NETWORKS INC.

                       ALCATEL SUBMARINE NETWORKS LIMITED







------------------------------

  Confidential Treatment has been requested with respect to the portions of this agreement marked with three asterisks (***) and the redacted material has been filed separately with the Securities and Exchange Commission.

                                TABLE OF CONTENTS

1      DEFINITIONS...........................................................4
2      PROVISION OF THE SYSTEM...............................................5
3      VESTING AND WARRANTY OF TITLE.........................................6
4      INSPECTION............................................................7
5      DELIVERY, PACKAGING, CUSTOMS CLEARANCE AND WASTE DISPOSAL.............8
6      ACCEPTANCE PROCEDURES.................................................8
7      LIQUIDATED DAMAGES FOR DELAY IN PERFORMANCE..........................10
8      INJURY TO PERSONS AND DAMAGE TO PROPERTY.............................11
9      DAMAGE TO THE SYSTEM AND THE EQUIPMENT...............................11
10     LOSS DUE TO ACTS OF PURCHASER........................................12
11     OVERALL RESPONSIBILITY...............................................12
12     WARRANTIES...........................................................13
13     SUPPLIER SUPPORT.....................................................16
14     FORCE MAJEURE........................................................16
15     SUSPENSION OF WORK...................................................17
16     CHANGES OR ADDITIONAL WORK...........................................18
17     TERMINATION FOR DEFAULT..............................................18
18     TERMINATION BY NOTICE................................................19
19     SAFEGUARDING INFORMATION AND TECHNOLOGY..............................22
20     INFRINGEMENT.........................................................22
21     SOFTWARE.............................................................23
22     PAYMENT..............................................................24
23     KEEPING OF BOOKS.....................................................26
24     INSURANCE............................................................27
25     AGENTS AND REPRESENTATIVES OF THE PURCHASER..........................31
26     REMOVAL OF PERSONS EMPLOYED ON CONTRACT..............................31
27     SEVERABILITY.........................................................31
28     SUCCESSORS BOUND.....................................................31
29     RELATIONSHIP OF THE PARTIES TO EACH OTHER............................31
30     RESPONSIBILITY FOR OBTAINING PERMITS AND LOCAL LAWS..................31
31     CONSENTS.............................................................32
32     LIMITATION OF LIABILITY..............................................33
33     ALLOCATION OF DUTIES.................................................33
34     NOTICES..............................................................33
35     CAPTIONS.............................................................34
36     LAW AND ARBITRATION..................................................34
37     PRECEDENCE...........................................................35

38     WAIVER...............................................................35
39     RECOVERY OF SUMS DUE.................................................35
40     WATCHING, LIGHTING AND PROTECTION OF SITE............................35
41     PROVISION OF ANCILLARY APPARATUS.....................................35
42     DIARY AND REPORTING..................................................35
43     PROPERTY OF THE PURCHASER............................................36
44     SERVICES RENDERED BY THE PURCHASER...................................37
45     FACILITIES FOR OTHER WORKS...........................................37
46     PUBLICITY............................................................37
47     ENTIRE CONTRACT......................................................37
48     LETTER OF PERFORMANCE GUARANTEE, GUARANTORS..........................38
49     CONTRACT EFFECTIVENESS...............................................38
50     CORRUPT PRACTICES....................................................39
51     SAFETY...............................................................39

                 Annexes:       1 - Price Schedule
                                2 - Schedule of Progress Payments
                                3 - Plan of Work
                                4 - Technical Specification
                                5 - Confidentiality Agreement
                                6 - Long Term Support
                                7 - Sea State 6 Definition

THIS CONTRACT, MADE AND ENTERED INTO THIS 20TH DAY OF SEPTEMBER, 1999.

BETWEEN:

         FLAG Atlantic Limited, whose registered office is at The Emporium Building, 69 Front Street-4th Floor, Hamilton HM12, Bermuda.

         FLAG Atlantic USA Limited, whose registered office is at 9 East Loockerman Street Dover, Delaware USA.

         FLAG Atlantic France Sarl, whose registered office is at 72 rue du Faubourg Saint-Honore 75008 Paris France.

         FLAG Atlantic UK Limited, whose registered office is at 103 Mount Street, London W1Y 5HE UK, hereinafter called the "Purchaser"

AND:

         Alcatel Submarine Networks, whose registered office is at 72 avenue de la Liberte 92723 Nanterre, France.

         Alcatel Submarine Networks Inc., whose registered office is at 15540 North Lombard Street, Portland Oregon USA.

         Alcatel Submarine Networks Limited, whose registered office is at Christchurch Way, Greenwich, London SE10 OAG UK.

hereinafter called the "Supplier" and, together with the Purchaser, each a "Party" and collectively, the "Parties".

WHEREAS, the Purchaser proposes to provide an integrated optical fibre cable system linking North America and Europe (hereinafter called the "FLAG Atlantic Fibre Optic Cable System"); and

WHEREAS this Contract will supercede the contract for a FLAG Atlantic-1 Fibre Optic Cable System signed on 12 January 1999, between FLAG Atlantic Limited and Alcatel Submarine Networks; and

WHEREAS the FLAG Atlantic Fibre Optic Cable System is to be as described in the Technical Specification, Annex 4, forming part of this Contract; and

WHEREAS, the Supplier has been selected to engineer, provide, install, test, commission and warrant the System as defined in Article 1 hereof; and

WHEREAS, the Purchaser is authorised to enter into this Contract with the Supplier; and

WHEREAS, the Parties to this Contract now desire to define the terms and conditions upon which the System will be engineered, provided, installed, tested, commissioned and warranted by the Supplier.

NOW, THEREFORE, the Parties hereto, in consideration of the mutual covenants herein expressed, covenant and agree with each other as follows:

1        DEFINITIONS

         The following definitions and those contained in the Annexes shall apply throughout this Contract:

         1.1 "Ancillary Apparatus" means all materials, tools, plant, appliances and other things which are for the time being on the Site for use or otherwise in connection with the Work but which are not intended for incorporation in the System.

         1.2 "Commissioning Report" means the report provided by the Supplier to the Purchaser following system commissioning which is part of the acceptance handbook.

         1.3 "Contract Sum" means the price payable for the full and proper performance of this Contract, including any and all Contract Variations, in accordance with these Terms and Conditions. The breakdown of the Contract Sum is included in Annex 1 hereof. The Contract Sum is for DDU (Incoterms 1990) delivery conditions.

         1.4 "Contract Variation(s)" means any modification to this Contract, consisting of additions, deletions or changes hereto which may affect either the Contract Sum, the Plan of Work, the Technical Specification or any other provision of this Contract and which shall be the object of a formal amendment to this Contract executed by both Parties hereto.

         1.5 "Design Life" means that period of time extending for a period of twenty-five (25) years from the date of RFPA hereunder for the System.

         1.6 "Equipment" means all materials, equipment and things including Software supplied or procured or to be supplied or procured by the Supplier for incorporation in the System and includes all spares.

         1.7 "Factory Release Certificate" or "Release Certificate" means a certificate confirming the Purchaser's acceptance of an item and indicating clearance for billing and/or dispatch to the designated Site.

         1.8 "Laying Report" means a report by the Supplier to the Purchaser following each marine operation.

         1.9 "Phase" means each of Phase 1 and Phase 2as described in Annex 4.

         1.10 "Plan of Work" means the detailed programme of manufacturing, delivery, installation, testing and commissioning of the System contained in Annex 3 hereof which the Supplier has agreed to implement. A more detailed project implementation plan shall be provided to the Purchaser by the Supplier and agreed between the Parties within 30 days from the date of signature hereof.

         1.11 "Quality Assurance Procedures" means all procedures referred in the Supplier's QA Manual including qualification, certification and manufacturing test and acceptance procedures reviewed and accepted by the Purchaser.

         1.12 "Ready for Provisional Acceptance (RFPA)" means the date on which a Certificate of Provisional Acceptance is issued pursuant to the Terms and Conditions of this Contract.

         1.13 "Site(s)" means the buildings and/or land and/or other places allocated to the Supplier by the Purchaser for the purposes of this Contract.

         1.14 "Software" means all programs, data, source code, object code, documentation and operating systems, whether in writing, in firmware, or in any other form, which are necessary for the purposes of the System; including documentation, any support tools which are not commercially available, and data connected with the development and support as well as any upgrade or enhancement thereto that may be required under the warranty provisions hereof.

         1.15 "Supplier's Premises" means any place or location including any vessel where the Supplier or any of its sub-contractors carries out or performs in whole or in part its obligations under this Contract, other than Sites.

         1.16 "System" means the whole of the submerged plant and associated terminal equipment of the FLAG Atlantic Fibre Optic Cable System provided between and among, and including the System Interfaces in, the cable stations at:

                  Lands End, Long Island north shore, Long Island south shore and St Brieuc.

                  The System (including the Phases) is more specifically defined in the Technical Specification, Annex 4 hereof.

         1.17 "System Interface" means the nominal STM-4 (1x1 protected) digital Input/output ports on the digital distribution frame where the System connects with other transmission facilities or equipment.

         1.18 "Unusually Severe Weather Conditions" means weather that is worse than Sea State 6. Sea State 6 is as defined by the chart shown in Annex 7.

         1.19     "Warranty Period" has the meaning set forth in Article 12.

         1.20 "Work" means all work set out in the Plan of Work which is necessary to be carried out in the performance of the Supplier's obligations under this Contract, and includes the supply of all Equipment necessary for the provision of the System.

2        PROVISION OF THE SYSTEM

         2.1 The Supplier agrees to develop, engineer, provide, install, test and commission, or cause to be developed, engineered, provided, installed, tested and commissioned, and to warrant the System as well as to carry out and complete the route survey in accordance with this Contract which includes the Price Schedule contained in Annex 1, the Schedule of Progress Payments contained in Annex 2, the Plan of Work contained in Annex 3, the Technical Specification contained in Annex 4, the Confidentiality Agreement contained in Annex 5 and the Long Term support contained in Annex 6.

         2.2 The Supplier shall not, without prior consent of the Purchaser, such consent not to be unreasonably withheld, assign this Contract or sub-contract any significant part of the Work, or assign, mortgage, charge or encumber any benefit whatsoever arising or which may arise under this Contract. In any event, the Supplier shall not be relieved of the responsibility under this Contract for such parts of the Work as are sub-contracted and the Supplier shall be responsible and liable for the acts or defaults of any sub-contractor or their employees, servants and agents, as fully as if they were the acts or defaults of the Supplier or the Supplier's employees, servants and agents. The Supplier shall ensure that any sub-contracts entered into by the Supplier shall contain such provisions of this Contract as should be made applicable to such sub-contracts. Without limiting the generality of the foregoing, the Purchaser shall have the right to approve all vessels employed in the performance of the Work.

         2.3 The Purchaser shall have the option to nominate the marine subcontractor in accordance with the terms and conditions of this contract to perform the marine installation, together with defined scope of work and price . In the event of such nomination ASN shall enter into negotiations, in good faith, to agree terms, including but not limited to contract terms and schedule. In the event that terms cannot be agreed, which as a minimum shall be a flowdown of the head contract terms and at prices agreed with the Purchaser, within a reasonable time, then the Purchaser shall have the right to nominate another subcontractor or give the Supplier the option to appoint a subcontractor of their own choice. The Parties shall co-operate with each other to ensure timely agreement of the appointment of the marine installer.

         2.4 The Purchaser has the right, at its discretion, to attend or participate in any activity of the Work. For this purpose, the Supplier shall provide, or cause to be provided, accommodation, food and communications facilities for two (2) Purchaser representatives aboard any vessel and offices, supplies and communication facilities on all other sites. Such attendance or participation on the part of the Purchaser shall not relieve the Supplier from its obligation to carry out and complete the Work in accordance with the provisions of this Contract.

3        VESTING AND WARRANTY OF TITLE

         3.1 Except for Software, which is subject to Article 21, title (free and clear of all liens other than those deriving through or from the Purchaser) to any Equipment provided by the Supplier for incorporation in or attachment to the System shall pass to and vest in the Purchaser upon completion of the manufacture of said Equipment or part thereof and payment therefor, as set out in Article 22.1.2. Title (free and clear of all liens other than those deriving through or from the Purchaser) to Equipment and to each part of the System shall otherwise pass upon issuance of a Certificate of Provisional Acceptance or a Certificate of Commercial Acceptance covering such Equipment and such part of the System as provided in
                  Article 6, as the case may be. The Supplier shall keep records to identify Equipment where title has passed to the Purchaser, and shall afford the Purchaser the right to review such records.

         3.2 Upon transfer of title to the Purchaser of any part of the System, and of any Equipment furnished by the Supplier or its sub-contractors, the Supplier warrants that such part of the System, and such Equipment furnished by the Supplier or its sub-contractors hereunder, are free from claims liens, encumbrances and security interests arising by and through the Supplier or such sub-contractors but not otherwise. For any part of the System or Equipment, title to which has been transferred to the Purchaser prior to the issuance of a Certificate of Provisional Acceptance or a Certificate of Commercial Acceptance covering such part of the

                  System or such Equipment, as relevant, is issued, the Supplier warrants that upon issuance of such certificate for part of the System and/or such Equipment, as relevant, is free from claims, liens, encumbrances and security interests arising by and through the Supplier or such sub-contractors but not otherwise.

4        INSPECTION

         4.1 The Purchaser shall at all times have full and free access to the Supplier's Premises for the purposes of inspection; and the Supplier shall afford all such reasonable accommodation and facilities including equipment, materials and labour for such purposes.

         4.2 To the extent required by the Purchaser, the Supplier shall assist the Purchaser to carry out the following inspection activities:

                  4.2.1 to audit the Supplier's quality assurance procedures and their application to the work carried out under this Contract, including without limitation, manufacture, development, and raw materials and components provision; and

                  4.2.2 to inspect all parts of the Equipment including the process of manufacture in all its stages, the examining and testing of every article and the material used in the manufacture thereof and the examining of the Supplier's testing procedures and the Supplier's books and records relating to the manufacture, inspection and testing of the Equipment and to any other service to be rendered under this Contract, to permit the Purchaser to gain assurance that the quality is sufficient to meet the requirements of the Technical Specification, Annex 4.

         4.3 At any time during manufacture and installation, if any part of the Work or the Equipment does not, or will not, comply with this Contract, the Purchaser may reject the same by notice in writing. Upon rejection, the Supplier shall forthwith at its own expense rectify the non-compliance in accordance with any directions of the Purchaser and no charges shall be made by the Supplier in respect thereof.

         4.4 The Supplier shall secure rights of access for the Purchaser to the premises of all its sub-contractors.

         4.5 No part of the Equipment shall be shipped until a Release Certificate has been issued for it in accordance with Annex 10 of Section 1 to Annex 4.

         4.6      The release of parts of the Equipment in accordance with
                  Article 4.5 above shall not in any way prejudice any right or remedy which the Purchaser may have against the Supplier, or relieve the Supplier of any of its responsibilities under this Contract.

         4.7 Any expression of satisfaction made by or on behalf of the Purchaser in respect of any aspect of the Work, carried out or proposed by the Supplier, shall not relieve the Supplier of any of its responsibilities under this Contract.

5        DELIVERY, PACKAGING, CUSTOMS CLEARANCE AND WASTE DISPOSAL

         5.1 The Supplier shall at its own expense and its own responsibility carry out all loading and unloading of the Equipment, and its transportation to the Sites and to the nominated storage premises for the spare cable and repeaters, which will be indicated prior to shipment by the Purchaser.

         5.2 The Supplier shall be responsible for supplying packaging for the Equipment. This packaging must be suitable for the safe transportation of the Equipment by land, sea or air as appropriate.

         5.3 The Supplier shall be responsible for performing all import formalities for and on behalf of the Purchaser and for paying VAT, customs duties or other levies and duties due to such formalities, to the relevant authorities on behalf of and for the Purchaser.

         5.4 The Supplier shall be responsible to dispose of all waste materials in accordance with any local or national environmental and/or other regulations. The Supplier shall keep the Site(s) free from waste materials or rubbish caused by the performance of the Work or its employees and upon completion of the Work the Supplier shall leave the Site(s) in a clean and orderly condition.

         5.5 Customs declarations shall be made for and on behalf of the Purchaser who agrees to be or designate the Importer of Record.

6        ACCEPTANCE PROCEDURES

         6.1      General

                  6.1.1 All references to test periods in this Article and all references to tests shall be to the test periods and tests defined in, Annex 10 of Section 1 to Annex 4 hereof, respectively.

         6.2      Acceptance Procedures

            The System will be accepted as described in the following articles.

                  6.2.1    PROVISIONAL ACCEPTANCE

                           6.2.1.1 The System, Phase 1 and Phase 2 shall be provisionally accepted and a certificate therefor promptly issued when:

                                    6.2.1.1.1 the commission results of Annex 10
                                              of Section 1 to Annex 4 hereof
                                              indicate conformance of the
                                              relevant Phase ; and

                                    6.2.1.1.2 in the case of the System, the
                                              Supplier has carried out the Work
                                              required by this Contract (other
                                              than minor deficiencies, which
                                              will not affect the operation and
                                              maintenance of the System in
                                              accordance with Annex 4).

                                    6.2.1.1.3 The Certificate of Provisional
                                              Acceptance shall bear the actual
                                              date the System or relevant Phase,
                                              as appropriate, is Ready for
                                              Provisional Acceptance, which
                                              shall be the date when
                                              Articles 6.2.1.1.1 and 6.2.1.1.2
                                              have been satisfied and may
                                              contain a written list of any
                                              outstanding items required by
                                              this Contract which do not affect
                                              the operation and maintenance of
                                              the System or relevant Phase, as
                                              applicable, in accordance with
                                              Annex 4. The Supplier shall remedy
                                              such items in accordance with a
                                              program to be mutually agreed upon
                                              at that time.

                           6.2.1.2  In the event that a Certificate of
                                    Commercial Acceptance under Article 6.2.3 hereof is issued, the relevant Phase, as applicable, must conform fully to Annex 4, as indicated by the satisfactory completion of tests in accordance with, Annex 10 of
                                    Section 1 to Annex 4 hereof before a
                                    Certificate of Provisional Acceptance is issued. If the test results indicate that the relevant Phase conforms to Annex 4, the relevant Phase shall be provisionally accepted. Promptly thereafter, the Purchaser may issue a Certificate of Provisional Acceptance.

                           6.2.1.3 Unless title has already passed to the Purchaser, title to the relevant Phase or the System, as applicable, shall pass to the Purchaser when the Certificate of Provisional Acceptance is issued.

                  6.2.2    FINAL ACCEPTANCE

                     The Purchaser shall issue a Certificate of Final Acceptance after the expiration of the Supplier's Warranty Period provided that, at the expiration of the Supplier's Warranty Period, the System conforms fully to Annex 4 or such other performance requirements which may have been agreed between the Purchaser and the Supplier. Final Acceptance will be based upon the results of the Final Acceptance Tests conducted by the end of the Supplier's Warranty Period or, if the Purchaser decides not to perform Final Acceptance Tests, a Certificate of Final Acceptance shall be granted promptly following the end of the Supplier's Warranty Period. The issuance of the Certificate of Final Acceptance will not be unreasonably withheld or delayed, but in the event that a pattern of failure or pattern of degradation develops that is likely to cause the System to fail to meet the requirements of Annex 4 or such other performance requirements which may have been agreed between the Purchaser and the Supplier to cover the Design Life, Final Acceptance may be withheld until it can be reasonably demonstrated that such pattern of failures or pattern of degradation will not continue and the Supplier shall promptly take all reasonable steps to that effect.

                  6.2.3    COMMERCIAL ACCEPTANCE

                           6.2.3.1 In the event that the relevant Phase does not meet the requirements of Article 6.2.1 for the issuance of a Certificate of

                                    Provisional Acceptance, but the relevant
                                    Phase is nevertheless acceptable for use by the Purchaser, then the Purchaser may, with the agreement of the Supplier, issue a Certificate of Commercial Acceptance for the relevant Phase.

                           6.2.3.2 The Certificate of Commercial Acceptance will contain a list of outstanding work items on which corrective action will be expected to be undertaken in order to place the relevant Phase in conformity with Annex 4.

                           6.2.3.3  When the Certificate of Commercial
                                    Acceptance is issued, title to the relevant
                                    Phase, as applicable, and responsibility for maintenance thereof shall pass to the Purchaser, if such responsibility has not already passed. The Supplier shall remain responsible for any damage or loss to the System occurring as a result of the negligent or intentional acts or omissions of the Supplier, its agents or sub-contractors.

                           6.2.3.4 The issuance of a Certificate of Commercial Acceptance shall not constitute a waiver of the Supplier's obligation to provide the relevant Phase in compliance with the requirements of Annex 4. In the event that prior to RFPA for the relevant Phase the performance of the part of the System that was acceptable deteriorates from the performance established at the time of Commercial Acceptance, the Supplier shall be responsible for re-establishing promptly performance of such part to at least the level of performance at the time of Commercial Acceptance and bearing all costs of those corrective actions.

                           6.2.3.5 Following the issuance of a Certificate of Commercial Acceptance, the Supplier shall as soon as practicable remedy all outstanding work items so as to allow tests to be conducted in accordance with, Annex 10 of
                                    Section 1 to Annex 4 hereof.

7        LIQUIDATED DAMAGES FOR DELAY IN PERFORMANCE

         7.1 If the RFPA for any Phase does not occur by the applicable date defined below or any extension thereto allowed or agreed to by the Purchaser hereunder, then and in such case the Supplier shall pay to the Purchaser as liquidated damages for delay in performance a sum calculated as follows per 24 hour period or part thereof and subject to the maximum set out in
                  Article 7.2.

--------------------- ------------------------ -------------------------------------------- -----------------
Delayed Work          RFPA Date                LD Base                                      LD rate
--------------------- ------------------------ -------------------------------------------- -----------------
Phase 1               31 March 2001            Contract Sum for Phase 1 ("CS1")             0.05%
                                                                                            *CS1/day
--------------------- ------------------------ -------------------------------------------- -----------------
Phase 2               30 June 2001             Contract Sum ("CS")                          0.05%
                                                                                            *CS/day
--------------------- ------------------------ -------------------------------------------- -----------------

--------------------- ------------------------ -------------------------------------------- -----------------

N.B. Liquidated damages cannot be paid for delay of more than one Phase at the same time. In the event more than one Phase is delayed payment will be at the higher applicable base.

         7.2      Liquidated damages for delay in performance pursuant to this
                  Article 7 shall not in any circumstances exceed 10% of the Contract Sum.

         7.3 The right of the Purchaser to recover liquidated damages for delay in performance as provided in Articles 7.1 and 7.2 above shall not be waived by any concession granted or certificate given or payment made to the Supplier.

         7.4 Payment of liquidated damages shall be in full satisfaction of the Supplier's liability for delay.

8        INJURY TO PERSONS AND DAMAGE TO PROPERTY

         8.1 The Supplier assumes responsibility for, and shall indemnify and save the Purchaser harmless from, any and all claims, losses, expenses and damages for injuries to or death of any persons including the employees of the Supplier and those of its sub-contractors or agents and the employees of the Purchaser, and for damage to property except as provided in
                  Article 9 (but excluding consequential, special or indirect damages such as those arising as a result of interruption of telecommunications services provided by the Purchaser, its representatives, agents, lessees, customers and correspondents), where such injuries, deaths, damages, claims, losses and/or expenses result from the negligent or intentional acts or omissions of the Supplier, its sub-contractors, or agents in the provision or construction by the Supplier, its sub-contractors or agents, of the System. The Supplier in any case assumes responsibility for, and shall indemnify and save the Purchaser harmless from, any and all claims for injuries to or death of any of the employees of the Supplier and those of its sub-contractors or agents and for damage to property of such employees or of the Supplier, its sub-contractor or agents.

         8.2 In the event of any claim being made or action brought against the Purchaser arising out of the matters referred to in this Article the Supplier shall be promptly notified thereof, and may at its own expense conduct all negotiations for the settlement of the same and any litigation that may arise therefrom. The Purchaser shall not, unless and until the Supplier or its Insurers shall have failed, within a reasonable period of time but in any event no more than 30 days after any such action, to take over or diligently carry on the conduct of the negotiations or litigation, make any admission which might be prejudicial thereto. The Purchaser shall, at the request of the Supplier, afford all available assistance for the purpose of contesting any such claim or action and shall be repaid by the Supplier any expenses incurred in so doing.

9        DAMAGE TO THE SYSTEM AND THE EQUIPMENT

         9.1 Notwithstanding the transfer of title to the Purchaser in accordance with Article 3, the Supplier assumes responsibility for all damage to or loss of the Equipment up to the date of the Certificate of Provisional Acceptance or Certificate of Commercial Acceptance, whichever is the earlier, for such Equipment.

         9.2 The Supplier shall, with all possible speed, repair or replace any such loss or damage and notwithstanding such loss or damage the Supplier shall proceed with the performance of the Work and completion thereof in accordance with this Contract. The cost of such repair or replacement shall be at the expense of the Supplier, save that the Purchaser shall be liable to the extent that such loss or damage results from the negligence or default of employees, agents, or contractors (other than the Supplier and the Supplier's employees, agents or sub-contractors) of the Purchaser acting in the course of their employment as such.

         9.3

                  9.3.1 Where any such loss or damage is caused by a third party to a part of any Equipment which, although vested in the Purchaser, remains at the risk of the Supplier, the Purchaser shall, on demand, assign to the Supplier in writing the benefits of any right or remedy which the Purchaser may have or allege to have against such third party, whether in contract, tort or otherwise, arising out of such loss or damage, in order that the Supplier may initiate proceedings against such third party in its own name.

                  9.3.2 The Supplier agrees to fully indemnify the Purchaser against all actions, costs, claims, demands, charges, expenses or losses which the Purchaser may incur or for which it may become liable, arising from such assignment or from any proceedings brought by the Supplier arising therefrom.

10       LOSS DUE TO ACTS OF PURCHASER

         10.1 The Supplier shall not be responsible for any loss, damage, delay or failure of performance resulting directly or indirectly from the acts or failure to act of the Purchaser, not requested by the Supplier.

         10.2 If any such loss, damage, delay or failure causes an increase in the cost of performance or the time required for performance of any of the Supplier's duties of obligations under this Contract, the Supplier shall be entitled to an equitable adjustment in the time for completion of the Work hereunder and to an equitable adjustment in the Contract Sum provided that the increased cost is not recoverable from insurance proceeds. The Supplier shall use its reasonable best efforts to provide all necessary documentation required to fully substantiate and support any claim pursuant to the foregoing and shall use its reasonable best efforts to minimise the effect on the Contract Sum and the time for completion of the Work.

         10.3 The Supplier shall inform the Purchaser promptly of any occurrence covered under this Article 10.

11       OVERALL RESPONSIBILITY

         11.1 The Supplier shall be held by the acceptance of this Contract to approve of the System in the whole and in detail and shall accept responsibility for the satisfactory performance of the System on completion of the whole process of manufacture, supply and installation thereof and the Supplier shall remain responsible for the execution of this Contract, for the overall working of the System and for its guarantee.

         11.2 If the Supplier is of the opinion that any part of the Work undertaken by the Purchaser would adversely affect the Supplier's ability to execute this Contract, whether as a result of the negligence or default of the Purchaser or for any other reason, the Supplier shall immediately notify the Purchaser in writing. Such notice shall be supported by the Supplier's reasons for so opining.

         11.3 The Supplier shall only be relieved for time and cost under this Article if the Purchaser has not taken appropriate action within a reasonable time in response to a notification from the Supplier in accordance with Article 11.2.

         11.4 The Supplier shall be solely responsible for the design of the System and for the adequacy thereof and shall not claim any additional payment nor be relieved from any obligation imposed on it by this Contract on grounds of misunderstanding or incorrect or insufficient information received from and/or supplied by the Purchaser on any matter whatsoever related to this Contract.

         11.5 The Supplier's responsibility for the design of the System shall not in any way be diminished nor shall its design approach be restricted or limited by the Purchaser's acceptance of the Supplier's guidance or recommendations as to engineering standards and design specifications or by the Purchaser's suggestions or recommendations on any aspect of the said design.

         11.6 If in the opinion of either Party any part of the Work as detailed in the Plan of Work is, or is likely to be, delayed (including any development or qualification being undertaken) then the Parties shall meet in order to agree a work around plan in order to assure the timely completion of the Work. If the delay is attributable to the Supplier then any agreed work around plan shall be at the Suppliers cost.

12       WARRANTIES

         12.1 The Supplier warrants that the System shall be designed so that (i) the performance of the System shall be in accordance with the Technical Specification, Annex 4 for the Design Life and (ii) during the Design Life, no pattern of failure or pattern of degradation shall develop that is likely to cause the System to fail to meet the requirements of Annex 4 (or such other performance requirements which may have been agreed between the Purchaser and the Supplier) over the Design Life (such warranty hereinafter called the "Design Life Warranty").

                  For the purpose of this Contract the warranty period ("Warranty Period") for each Phase shall commence at RFPA of the relevant Phase and continue for a period of two (2) years for terminal equipment and five (5) years for submerged plant from the RFPA of Phase 2 .

                  The Supplier in addition warrants that during the Warranty Period the System, including the spares set forth in Annex 1, shall conform fully to the performance requirements set forth in the Technical Specification, Annex 4, or such other performance requirements mutually agreed upon as acceptable by the Supplier and the Purchaser (hereinafter called the "Defects Warranty"). However, the Warranty Period of any items not provided or requiring repair or replacement at the date of RFPA of Phase 2 shall start from the date(s) such items are provisionally accepted by the Purchaser, if later than RFPA of Phase 2.

                  Ships costs associated with repairs to the submerged plant in years 3 through 5 shall be to the Purchaser's account.

         12.2 During the Warranty Period for the relevant item, the Purchaser may elect, at its sole option, to undertake the following repairs which are covered by the Defects Warranty:

                  12.2.1 System repairs, involving the repair of cable or the replacement of cable and/or repeaters and branching units, whether at-sea or on-land provided that such repairs are carried out in accordance with the Supplier's declared procedures which will be detailed and provided in the relevant Supplier's maintenance handbook or, at the option of the Purchaser, in accordance with other procedures which have been approved by the Supplier; and

                  12.2.2 The substitution of spare cards in cable station equipment, provided that such substitutions are carried out in accordance with the Supplier's declared procedures which will be detailed and provided in the relevant Supplier's maintenance handbook or, at the option of the Purchaser, in accordance with other procedures which have been approved by the Supplier.

                  12.2.3   Except as otherwise provided in the last sentence of
                           Article 12.1, the Supplier shall reimburse the Purchaser for the cost of such repairs, subject only to the limitation of liability specified in Article
                           32. For the purpose of this provision, the cost of repair shall include, but not be limited to, the cost of any additional equipment necessary to effect the repair, the cost of making the repair, including all costs of the cable repair ship(s) that may be required to make the repair, the cost of re-burying the portion of the System that was previously buried, the cost of labour and engineering assistance required to make the repair, and all associated costs, such as, but not limited to, shipping, permits, customs duties and taxes. To the extent that the Purchaser uses its spare equipment in making the repair, the Supplier shall replace, in kind, such spare equipment used by the Purchaser to effect such repair. The replacement of such spare equipment shall be made at a time mutually agreed to by the Purchaser and the Supplier, but in any event no later than the end of the period indicated in Annex 6.

                  12.2.4 Any equipment that is discovered to be defective or faulty and is recovered during a Defects Warranty repair by the Purchaser shall be retrieved by the Supplier.

                  12.2.5 The Supplier shall be entitled to have a representative present on board ship to observe at-sea repairs.

         12.3

                  12.3.1 The Supplier shall perform all warranty repairs other than those that the Purchaser elects to perform pursuant to Article 12.2. Except as otherwise provided in the last sentence of Article 12.1, the Supplier shall bear the costs of each such repair required during the Warranty Period subject only to the limitation of liability specified in Article 32. For the purposes of this provision, the cost of repair shall include, but not be limited to, the cost of any component, equipment or materials requiring replacement, the cost of any additional equipment necessary to effect the repair, the cost of making the repair, and including all costs of cable repair ships that may be required to make the repair, the cost of re burying the portion of the system that was previously buried, the cost of labour and engineering assistance required to make the repair, and all associated costs, such as, but not limited to, shipping, permits, customs duties and taxes.

                  12.3.2 The timing and method of repair shall be agreed between the Parties and the Supplier shall effect all such warranty repairs through the use of repair materials supplied by it. However, the Supplier may use, with the agreement of the Purchaser, the materials needed to effect a repair from the Purchaser's available spare materials. The Supplier shall replace, in kind, such materials supplied from the Purchaser's spare materials. The replacement of such materials shall be made at a time mutually agreed by the Purchasers and the Supplier, but in any event not later than the end of the period indicated in Annex 6.

                  12.3.3 The Supplier shall make every reasonable effort to make all such warranty repairs to the System to minimise the period of time that the FLAG Atlantic Fibre Optic Cable System is out-of-service for testing and repair. In the event that the Supplier fails to make the repair promptly or to make every reasonable effort to minimise the period of time that the FLAG Atlantic Fibre Optic Cable System is out-of-service for repair, the Purchaser may repair the System and collect the full costs of such repair from the Supplier. The Purchaser agrees to co-operate with the Supplier to facilitate the Supplier's repair activity.

         12.4

                  12.4.1 All materials used to repair the System, which are not supplied from the Purchaser's spare stock, shall be warranted:

                           12.4.1.1 for a period of two (2) years for terminal
                                    equipment and five (5) years for submerged plant from the date of repair or replacement; or

                           12.4.1.2 from the date of repair or replacement until
                                    a date four (4) years for terminal equipment and seven (7) years for submerged plant from the date of issuance of the Certificate of Provisional Acceptance for the System,

                           whichever period is completed first.

                           12.4.1.3 All materials supplied to replenish the
                                    Purchaser's spare stock, in accordance with
                                    Article 12.2.3 or 12.3.2, shall be
                                    warranted:

                           12.4.1.4 for a period of two (2) years for terminal
                                    equipment and five (5) years for submerged plant from the date of repair or replacement; or

                           12.4.1.5 from the date of repair or replacement until
                                    a date four (4) years for terminal equipment and seven (7) years for submerged plant from the date of issuance of the Certificate of Provisional Acceptance for the System,

                                    whichever period is completed first.

         12.5 If during the Warranty Period defects are found on frequent occasions in any part(s) of the Work, such part(s) shall not be repaired but shall be replaced by new part(s) which are fully compatible with the System and have characteristics equal or equivalent to the part(s) originally provided.

         12.6 The warranty of the System shall not apply to failures to conform to Annex 4 which result from damage caused by negligent acts or omissions of the Purchaser, its agents or representatives (including that resulting from the negligent or improper use of the System or from repair of the System by the Purchaser not in accordance with the Supplier's declared procedures or other procedures approved by the Supplier), or which result from the causes set forth in Articles 10 and 14 hereof.

13       SUPPLIER SUPPORT

         13.1 In addition to the Design Life Warranty and the Defects Warranty provided in the preceding Article, the Supplier further warrants that for the Design Life of the System, the Supplier will supply such spare parts, replacement equipment and repair service, and Software support for the System as may be necessary for its operation, maintenance or repair. Where identical parts cannot be supplied, the Supplier shall provide fully compatible parts with characteristics equal or equivalent to those originally provided. Unless provided for in Annex 6 such parts, equipment and services shall be supplied under reasonable conditions of price and delivery.

         13.2 Notwithstanding Article 13.1, if for any reason the Supplier and /or any of its sub-contractors intends to cease manufacturing identical spare parts and replacement equipment, the Supplier shall give a minimum one (1) year's prior written notice to the Purchaser to allow the Purchaser to order from the Supplier any required spare parts and replacement equipment, and shall forthwith provide full details of the arrangements to provide equivalents.

         13.3 In the event that the Supplier fails to comply with the provisions of Article 13.1 or 13.2 or this Contract is terminated for default, the Purchaser may require the Supplier to provide the Purchaser with any and all manufacturing drawings and related specifications as well as bills of materials giving the description, in-house numbers and/or code numbers for all such parts or equipment or to give, in cases where the parts or equipment were not manufactured by the Supplier, the manufacturer's name, description of the parts or equipment and code numbers, and to give tolerances for matching of parts or equipment and finally, for matched parts or equipment, to give lists of matched parameters and tolerances and the Purchaser shall have the right to use the same only for the purpose of continual maintenance, repair and support of the System. In the case of Software the Supplier will provide Source Code together with documentation to enable the Purchaser to maintain the System.

14       FORCE MAJEURE

         14.1 Neither Party shall be in default if any failure to perform this Contract arises from any cause which is beyond its reasonable control and without its fault or negligence and could not have been avoided through reasonable efforts, including, but not limited to, acts of God or of the public enemy, acts or failure to act of any governmental authority, war, warlike operations, insurrections or riots, epidemics, quarantine restrictions, strikes, Unusually Severe Weather Conditions but no other weather conditions, fires, floods, trawler or anchor damage, damage caused by other marine activity both natural and man-made, such as, but not limited to, fishing, marine research and marine development, or defaults by any of the Supplier's suppliers or sub-contractors due to any such causes.

         14.2 If any such Force Majeure by itself causes an increase in the time required to reach RFPA for any Phase and/or the System the Supplier shall be entitled to an equitable adjustment to the time to reach such RFPA.

         14.3 The Supplier shall inform the Purchaser promptly, but in any event within 3 (three) working days, of any occurrence covered under this Article 14.

         14.4     With regard to Unusually Severe Weather Conditions in Article
                  14.1 above, the following will apply:

                  14.4.1 A claim for an extension of time due to force majeure may only be made in respect of Unusually Severe Weather Conditions to the extent that the number of days such conditions are experienced exceeds the number of unused days of weather contingency included in the Plan of Work for the relevant Phase.

                  14.4.2 The time period for making claims of force majeur in respect of Unusually Severe Weather Conditions, shall be 7 days after completion of marine operations for each Phase.

                  14.4.3 Any such claim is subject to the provisions of 14.2 and the Supplier must demonstrate that the number of days of Unusually Severe Weather Conditions not only exceed the number of unused weather contingency days but also that it has resulted or will result in an increase in the time required to reach RFPA for the relevant Phase.

15       SUSPENSION OF WORK

         15.1 The Purchaser may, at its convenience, order the Supplier to suspend all or part of the Work for such period of time as the Purchaser determines to be appropriate provided that such suspension shall not continue for a cumulative period of twelve (12) months or for any period of six (6) consecutive months. Where as a result of such suspension the Supplier incurs additional costs or where such a suspension causes loss to the Supplier in the discharge of its responsibilities under this Contract, and where such suspension or losses and costs are not caused by the Supplier's negligence and could not have been reasonably prevented by the Supplier, the Supplier shall be allowed an equitable adjustment to the applicable prices and an equitable extension in the time required for performance.

         15.2 In the event that the Purchaser is unable to make Payment due hereunder to the Supplier, then the Supplier shall be entitled to give the Purchaser Notice to arrange such Payment within 30 days and thereafter, if Payment is not received, may

                  Suspend all or part of the Work and such suspension shall be deemed to be Suspension under Article 15.1

16       CHANGES OR ADDITIONAL WORK

         16.1 No change shall be made to this Contract except by Contract Variation.

         16.2 The Purchaser may, with the Supplier's agreement, specify modifications to the Work. The Supplier shall not unreasonably refuse to agree to such modifications.

         16.3 The Purchaser shall have the right to make any variation to the Work by not more than 10 %, in quantity, of any product type and this shall have no impact on the Plan of Work. The latest date for making such change shall be the RFPA date for the relevant Phase or as such date may be extended pursuant hereto, minus the lead time for any item as set forth in Annex 6.

         16.4 The Purchaser shall have the right at any time by a written order to demand variations within the scope of delivery of any of the following:

                  16.4.1 drawings, designs or specifications, where supplies to be furnished are to be specially manufactured for the Purchaser;

                  16.4.2 method of shipment or packing, including methods of preservation; and

                  16.4.3   place of delivery.

         16.5 The Supplier may propose modifications to the Work if it considers that such modifications will result in improved manufacturing processes or manufacturing time, reduction in costs, technical improvements of the product(s) or imply maintenance advantages or give better technical applicability.

         16.6 If any proposed change and/or order in accordance with Articles 16.2, 16.3 and/or 16.4 above causes an increase or a decrease in the price of the Work and/or in the time required for the execution of the Supplier's obligations under this Contract, it shall so inform the Purchaser no later than fourteen (14) days after it has received the proposed change and/or order.

         16.7 Information about any increase or decrease in the price of the Work and/or in the time required for the execution of the Supplier's obligations under this Contract shall be contained in any proposed change in accordance with Article 16.5 above.

         16.8 Adjustments mentioned in this Article 16 which contain items included in the Price Schedule (Annex 1) shall be costed using the unit prices stated for these items in Annex 1. Where adjustments mentioned in this Article contain items which are not specified or sufficiently defined in Annex 1 then these items shall be costed on an equitable basis.

         16.9 The Purchaser shall not unreasonably refuse to agree to a Contract Variation to reflect the Supplier's recommendation of route and cable types arising as a result of the Route Survey.

17       TERMINATION FOR DEFAULT

         17.1 The Purchaser may, by written notice of termination for default to the Supplier, terminate the whole or any part of this Contract in any one of the following circumstances, such termination to be effective immediately upon receipt of said notice, or at such later date as it may specify in such notice:

                  17.1.1 if the Supplier materially fails to comply with Annex 4 or any written amendment thereto, and does not remedy such failure within a period of thirty (30) days, or such longer period as the Purchaser may authorise in writing, after receipt of notice from the Purchaser specifying such failure; or

                  17.1.2 if the Supplier materially fails to perform an essential requirement of this Contract, and does not remedy such failure within a period of thirty (30) days , or such longer period as the Purchaser may authorise in writing, after receipt of notice from the Purchaser specifying such failure; or

                  17.1.3 if the Supplier becomes insolvent, files for bankruptcy, takes advantage of any legal scheme for the relief of debtors, adopts a resolution for the liquidation of its assets, or if a petition in bankruptcy, for receivership or for winding-up is taken against it and is not rejected or withdrawn within thirty (30) days from its inception.

         17.2 The Supplier shall not be in default if any failure to perform this Contract arises out of the causes stipulated in Articles
                  10.1 and 14.1.

         17.3 If this Contract is terminated as provided in Article 17.1 the Supplier shall comply with Articles 18.2.1 - 18.2.7 and 18.2.9 and the Purchaser, in addition to any other rights provided in this Article 17, may require the Supplier to transfer title and deliver to the Purchaser in the manner and to the extent directed by the Purchaser, any completed cable, equipment, material or supplies and such partially completed cable, equipment, materials or supplies, and any parts, tools, dies, jigs, fixtures, plans, drawings, information and contract rights (hereinafter in this Article 17 called "manufacturing material") as the Supplier has had specifically produced or specifically acquired for the performance of such part of this Contract as has been terminated and which if this Contract had been completed would have been required to be furnished to the Purchaser, and the Supplier shall, upon the direction of the Purchaser, protect and preserve property in the Supplier's possession in which the Purchaser has an interest. The Supplier shall be paid the prices specified in Annex 1 for completed cable, equipment, material and supplies delivered and services performed, the amount to be agreed upon by the Purchaser and the Supplier for manufacturing material delivered to and approved by the Purchaser and the Supplier's reasonable costs incurred for the protection and preservation of property.

         17.4 In the event of any termination of this Contract as provided in Article 17.1 the Supplier shall not be relieved from any liability for damages or otherwise which may have been incurred by reason of any breach of this Contract.

         17.5 The Supplier's liability hereunder shall be limited in accordance with Article 32.

18       TERMINATION BY NOTICE

         18.1 The performance of work under this Contract may be terminated by the Purchaser in whole, or from time to time in part, whenever it shall so determine. The Purchaser shall deliver to the Supplier a written notice of termination specifying the extent to which performance of work under this Contract is terminated, and the date upon which such termination becomes effective.

         18.2 After receipt of such notice of termination, and except as otherwise directed by the Purchaser, the Supplier shall:

                  18.2.1 stop work under this Contract on the date and to the extent specified in the notice of termination;

                  18.2.2 place no further orders or contracts for materials, services or facilities except as may be necessary for completion of such portion of the Work under this Contract as is not terminated;

                  18.2.3 use its reasonable best efforts to terminate all orders and contracts to the extent that they relate to the performance of work terminated by the notice of termination unless otherwise directed by the Purchaser;

                  18.2.4 assign to the Purchaser, in the manner, at the time, and to the extent directed by the Purchaser, all of the Supplier's right, title and interest under the orders and contracts so terminated;

                  18.2.5 use its reasonable best efforts to settle all outstanding liabilities and all claims arising out of such termination of orders and contracts, with the Purchaser's approval or ratification to the extent it may require, which approval or ratification shall be final for all the purposes of this Article 18;

                  18.2.6 transfer title and deliver to the Purchaser in the manner, at the time, and to the extent (if any) directed by it ;

                           18.2.6.1 the fabricated or unfabricated parts, work
                                    in process, completed work, supplies, and other material produced as a part of, or acquired in connection with the performance of, the work terminated by the notice of termination, and

                           18.2.6.2 the completed or partially completed plans,
                                    drawings, information, and other property which, if this Contract had been completed, would have been required to be furnished to the Purchaser;

                  18.2.7 use its reasonable best efforts to sell, in the manner, at the times, to the extent, and at the price or prices directed or authorised by the Purchaser, any property of the types referred to in Article
                           18.2.6 provided, however, that the Supplier:

                           18.2.7.1 shall not be required to extend credit to
                                    any buyer, and

                           18.2.7.2 may acquire any such property under the
                                    conditions prescribed by and at a price
                                    approved by the Purchaser; and provided
                                    further that the proceeds of any such
                                    transfer or disposition
                                    shall be applied in reduction of any
                                    payments to be made by the Purchaser to the Supplier under this Contract or paid in such other manner as the Purchaser may direct;

                  18.2.8 complete performance of such part of the Work as shall not have been terminated by the notice of termination; and

                  18.2.9 take such action as may be necessary, or as the Purchaser may direct, for the protection and preservation of the property related to this Contract which is in the Supplier's possession and in which the Purchaser has, or may acquire, an interest.

         18.3 After receipt of a notice of termination, the Supplier shall submit to the Purchaser a written termination claim. Such claim shall be submitted promptly, but in no event later than six (6) months from the effective date of termination, unless one or more extensions in writing are granted by the Purchaser upon request made in writing within such six (6) month period or any authorised extension thereof.

         18.4 In the settlement of any such partial or total termination claim, the Purchaser shall pay to the Supplier the total of:

                  18.4.1 that part of the Contract Sum relating to the completed Work; and

                  18.4.2 a fair and reasonable proportion of the Contract Sum relevant to partially completed Work, including work in progress, produced or manufactured but not delivered; and

                  18.4.3 the cost of materials and supplies purchased in respect of this Contract but not yet incorporated into the Work; and

                  18.4.4 the cost of settling and paying claims arising out of the termination of work under the contracts and orders, as provided in Article 18.2.5, which are properly chargeable to the terminated portion of this Contract; and

                  18.4.5 the reasonable costs of settlement including accounting, legal, clerical and other expenses reasonably necessary for the preparation of settlement claims and supporting data with respect to the terminated portion of this Contract and for the termination and settlement of contracts thereunder, together with reasonable storage, transportation and other costs incurred in connection with the protection and disposition of property allocatable to this Contract.

         18.5     In arriving at the amount due to the Supplier under this
                  Article 18, Purchaser shall deduct all payments made to the Supplier under this Contract, any liabilities which the Supplier may have to the Purchaser, and the agreed price for, or the proceeds of sale of, any materials, supplies, or other things produced or acquired by the Supplier and sold, pursuant to the provisions of this Article 18, and not otherwise recovered by or credited to the Purchaser.

         18.6 If the termination hereunder be partial, prior to the settlement of the terminated portion of this Contract, the Supplier may file with the Purchaser a request in writing for an equitable adjustment of the price or prices specified in this Contract relating to the portion of this Contract not terminated and such equitable adjustments as may be agreed upon shall be made in such price or prices.

         18.7 The Purchaser may, from time to time, under such terms and conditions as it may prescribe, approve partial payments and payments on account against costs incurred by the Supplier in connection with the terminated portion of this Contract whenever in the opinion of the Purchaser the aggregate of such payments may be within the amount to which the Supplier will be entitled hereunder. If the total of such payments is in excess of the amount finally agreed or determined to be due under this Article 18, such excess shall be payable by the Supplier to the Purchaser upon demand.

         18.8 For a period of five (5) years after final settlement under this Contract, the Supplier shall preserve and make available to the Purchaser at all reasonable times at the Supplier's office, but without direct charge to the Purchaser, all books, records, and documents required to be kept by Article 23 bearing on its costs and expenses under this Contract and relating to the work terminated hereunder, or to the extent approved by the Purchaser, photographs, photocopies, or other authentic reproductions thereof.

         18.9 Any payment made by the Purchaser to the Supplier pursuant to this Article together with any amounts already paid under this Contract shall in no circumstances exceed the Contract Sum.

19       SAFEGUARDING INFORMATION AND TECHNOLOGY

Any technical, manufacturing, commercial or other information furnished by the Supplier to the Purchaser and any information provided by the Purchaser to the Supplier hereunder or in contemplation hereof shall be subject to the FLAG Atlantic Fibre Optic Cable System Confidentiality Agreement contained in Annex 5.

20       INFRINGEMENT

         20.1 The Supplier shall fully indemnify the Purchaser against all actions, claims, demands, costs, charges, expenses, and losses arising from or incurred by reason of any infringement or alleged infringement of any patent, copyright or other form of intellectual property right in any country in the world, for any material or software (or the manufacture of any material or the normal use thereof) provided by the Supplier or on its behalf pursuant to this Contract except such infringement or alleged infringement arising from:

                  20.1.1 the Supplier's adherence to the Purchaser's directions to use materials or parts of the Purchaser's selection; or

                  20.1.2 such material or parts furnished to the Supplier by the Purchaser, other than in each case, items of the Supplier's design or selection or the same as any of the Supplier's commercial merchandise or in processes or machines of the Supplier's design or selection used in the manufacture of such standard products or parts thereof; or

                  20.1.3 such material or parts furnished to the Supplier by other FLAG Atlantic Fibre Optic Cable System suppliers (other than the Supplier's subcontractors); or

                  20.1.4 use of the Equipment other than for the purposes indicated in, or reasonably to be inferred from, this Contract.

         20.2 The Purchaser will, at its own expense, defend all suits against the Supplier for such excepted infringement or alleged infringement, and save the Supplier harmless from all expense of defending any such suit and from all payments by final judgement therein assessed against the Supplier on account of such excepted infringement.

         20.3 If the System or any part of the Equipment supplied by the Supplier is held to constitute infringement and is subject to an injunction restraining its use or any order providing for its delivery up or destruction, the Supplier shall forthwith at its own expense either:

                  20.3.1 procure for the Purchaser the right to retain and continue to use the System; or

                  20.3.2 modify the System within sixty (60) days or within that period imposed by the third party being infringed, whichever shall be the shortest, so that it becomes non-infringing while ensuring the compliance with the requirements of Annex 4.

         20.4 In the event of any claim being made or action brought against the Purchaser arising out of the matters referred to in this Article, the Supplier shall be promptly notified, within a reasonable period of time but in any event no more than 30 days after any such action, thereof, and may at its own expense conduct all negotiations for the settlement of the same, and any litigation that may arise therefrom. The Purchaser shall not, unless and until the Supplier shall have failed, within a reasonable time but in any event no more than 30 days after such notice, to take over the conduct of the negotiations or litigation, make any admission which might be prejudicial thereto.

21       SOFTWARE

         21.1 The Supplier hereby grants to the Purchaser an irrevocable non-exclusive royalty free license to use, copy, modify and use as copied or modified all Software and related documentation provided under this Contract, provided that this license shall be limited to use of the Software with the Equipment or with such other equipment (including any surveillance centre) that is employed to operate and maintain the System. Individual licenses shall commence from the date of delivery of each item of Software and related documentation to the Purchaser. The Purchaser may permit each operator of a cable station, surveillance centre or other facility connected to the System to use the Software in order to so operate such station and is hereby granted the right to sub-licence as appropriate.

         21.2 The Supplier shall ensure that the documentation pertaining to the Software provided hereunder shall always be complete and up-to-date.

         21.3 Should the Purchaser decide to modify the Software object code, it shall be free to do so, provided that the Purchaser shall not be entitled to decompile the Software or alter the source code, or attempt to do the same.

         21.4 Where the Purchaser modifies the Software (either before or after the expiry of the Warranty Period) then the Supplier shall not be responsible for providing support insofar as the Software is modified without the prior approval of the Supplier and any warranty given in respect of the Software shall not apply in respect of non approved modifications made.

         21.5 The Supplier shall take suitable precautions to protect the documentation and relevant source code against loss of any kind. Up-to-date copies of the latest documentation and relevant source code shall be stored by the Supplier in a safe and secure location remote from its normal work premises for the period of the Design Life of the System.

         21.6 In addition to the above, if requested by the Purchaser the Supplier shall enter into an escrow agreement with the Purchaser and an escrow agent acceptable to the Purchaser and the Supplier. The Supplier shall place in escrow thereunder one copy of the source code and relevant high level design documentation and keep updating each such copy each time when a new version of the Software is issued both in human readable format, if requested, and machine readable format, details of host machines and sufficient documentation including tools to enable modification of the Software and shall grant the Purchaser an irrevocable, non-exclusive, non-transferable (except that the Purchaser may assign such license in the event its amalgamation or reconstruction), royalty free license, to use the source code to modify, and use as modified the Software (and permit the use of such Software by each operator of a cable station, surveillance centre or other facility connected to the System as set forth in Article 21.1), provided that such license is limited to the circumstances defined in the Escrow Agreement.

22       PAYMENT

Payment to the Supplier of the Contract Sum of *** shall be made by the Purchaser on the following basis:

         22.1     Terms of Payment

                  22.1.1   INITIAL PAYMENT

                  ***

                  22.1.2   PROGRESS PAYMENTS

                  *** of the Contract Sum shall be paid *** aggregating to a cumulative amount not greater than that indicated in the Schedule of Progress Payments in Annex 2 hereof in respect of Equipment, works or services which have been supplied or executed to the satisfaction of the Purchaser, and not previously included in a request for payment, at the following stages:

                       ***

                  22.1.3   FINAL PAYMENT

                           The remainder of the Contract Sum plus any amounts in respect of Contract Variations will be billed ***.

         22.2     General Terms of Payment

                  22.2.1   All payments to the Supplier shall be made in US
                           Dollars.

                  22.2.2 Full and properly itemised and issued requests for progress payments, reimbursement of VAT, customs duties and other taxes and duties shall be submitted by the Supplier to the Purchaser not more than ***.

                  22.2.3 No payment shall be claimed earlier than that set out in the Schedule of Progress Payments in Annex 2 hereof, unless otherwise specifically agreed to by the Purchaser.

                  22.2.4 The monthly request for payment shall show the total prices and charges for each item in accordance with the Price Schedule contained in Annex 1 hereof. The amounts due to the Supplier shall be computed in accordance with Article 22.1.

                  22.2.5 Such requests for payment are to be accompanied by all documentation necessary to demonstrate compliance with the terms of this Contract including but not limited to appropriate Release Certificates signed on behalf of the Purchaser and relevant shipping papers.

                  22.2.6 On the basis of such requests for payment, the Supplier shall be paid the full amount owed *** of receipt of the request for payment by the Purchaser, subject to applicable deduction or withholding pursuant to this Contract.

                  22.2.7 In the event that one or more items, on any request for payment, is questioned by the Purchaser or for which the Purchaser requires additional information prior to authorising its payment, the amount of such item shall be deducted from the total amount of the request for payment and payment of the balance of such request for payment shall be made in accordance with the terms of this Contract. Whenever such questioning occurs, the Supplier shall be advised of its nature and requested to furnish the information required to permit the expeditious resolution of the issue. The Purchaser shall act in a reasonable manner in exercising this right.

                  22.2.8 No payment (final or otherwise) made under or in connection with this Contract shall be conclusive evidence of the performance of the Work, or of this Contract, in whole or in part, and no such payment shall be construed to constitute the acceptance of defective, faulty of improper Work or Equipment, nor shall it release the Supplier from any of its obligations under this Contract.

         22.3 Following issue of the Certificate of Provisional Acceptance of the System, invoices will be issued by the Supplier to the Purchaser in respect of the actual supply of Equipment and related services under this Contract and the respective amounts payable therefor (whether payable or paid), by reference to the Appendix to Annex 1 (Price Schedule).

         22.4     Taxes

                  22.4.1 The Contract Sum is exclusive of VAT, sales taxes, customs duties or other levies or duties applicable in the FLAG Atlantic Fibre Optic Cable System landing countries. For the avoidance of doubt, such taxes shall be amounts relating to the importation of Equipment into the landing countries and also relating to the supply of the Equipment and related services. The Purchaser shall pay to the Supplier appropriate VAT, sales taxes, customs duties, or other levies or duties applicable against submission of the appropriate request for reimbursement within 30 days following the presentation of such documentation (including appropriate tax invoices) to the Purchaser, provided the requested amounts do not exceed by more than *** the mounts the Parties will agree within 30 days of signing this contract should be levied by the relevant authorities, but excluding any changes in legislation. The above amounts paid by the Supplier shall be converted into US Dollars at the rate in effect at the time of payment to the relevant Tax Authorities.

                  22.4.2 The Supplier shall give the Purchaser all reasonable assistance in the making of all appropriate applications for revisions, exemptions, recoveries and remission of taxes, duties and other levies in accordance with the appropriate law. The Supplier shall provide relevant documentary information in a timely fashion to fully support the Purchaser in its efforts to obtain any revision, exemption, recovery or remission or to import the Equipment at the lowest value possible and shall take such actions as the Purchaser may reasonably request to obtain such revisions, exemptions, recoveries and remissions and to otherwise minimise the level of such taxes, duties and other levies.

                  22.4.3 If withholding taxes are payable in the Purchaser's country or in any country where any Site is located, the Purchaser shall withhold the necessary amount from the relevant payments hereunder and pay the withheld amount to the relevant authorities in accordance with the applicable laws, and provide evidence of having done so to the Supplier. The Purchaser shall not withhold any such amount without having previously taken into consideration any bilateral tax agreements concluded between the Purchaser's country and the Supplier's country.

                           In any such case, the Purchaser shall promptly provide to the Supplier, an original or copy of the original tax receipt, certified by the tax authorities, for any income tax which is retained from any payment due to the Supplier. All such receipts shall be in the name of the Supplier.

23       KEEPING OF BOOKS

         23.1 For those items specified in Annex 1 as cost incurred items, the Supplier shall keep and maintain books, records, vouchers and accounts of all cost pertaining to the System until five
                  (5) years from RFPA for the System.

         23.2 For those items specified in Annex 1 as fixed cost items, the Supplier shall keep and maintain books, records, vouchers and accounts with respect to its billing of those items to FLAG Atlantic Fibre Optic Cable System until five (5) years from RFPA for the System.

         23.3 The Supplier shall obtain from its suppliers and sub-contractors such supporting records, for other than the cost of fixed cost items, as may be reasonably required and shall maintain such records for a period of five (5) years from RFPA for the System.

         23.4 The Supplier shall afford the Purchaser the right to review and make copies, at no cost to the Purchaser, of the said books, records, vouchers and accounts required to be kept, maintained and obtained pursuant to this Article 23.

24       INSURANCE

The Insurance Coverage Requirements contained hereunder are not intended to cover all of the Supplier's exposures to loss under this Contract. Any additional risk management measures or additional insurance coverage the Supplier may deem necessary to fulfil its obligations shall be at its own discretion and expense.

The Supplier shall, at its own expense and at no cost to the Purchaser, procure or cause to be procured and maintain in force from the Contract signature date until the granting of Provisional Acceptance of the System the following insurance coverage in a form and with Underwriters acceptable to the Purchaser:

         24.1 "ALL RISKS PHYSICAL DAMAGE INSURANCE" COVERING THE WORK AT SUPPLIERS PREMISES

         This insurance is to be written on a replacement cost basis for the full value at risk with loss if any, payable to the Purchaser and the Supplier as their respective interests may appear, or as they may direct. This coverage may terminate when the last shipment of the completed Work is loaded on board any vehicle or carrier for the purpose of transportation from the Supplier's premises.

         24.2     "COMPREHENSIVE GENERAL LIABILITY INSURANCE"

         General Liability insurance shall cover losses and claims arising from injuries or death to any person (including any employee of the Supplier or any subcontractor) or damage to any property (including that of the Purchaser) under this Contract. This insurance shall cover liability arising from all operations of the Supplier and be effected for a Combined Single Limit of no less than three hundred million US Dollars (US$300,000,000) per occurrence and in the annual aggregrate or such greater amount as may be required by statute and is to include Completed Operations, Contractual and Product liability coverages. Coverage is also to include the Protective section with respect to subcontractors and the liability arising from the operation of motor vehicules owned and non-owned. The insurance policy(ies) is (are) deemed to be written on an occurrence basis. For purposes of showing evidence of insurance the Supplier shall be required to show evidence of a Combined Single Limit of no less than two hundred million US Dollars (US$200,000,000) per occurrence and in the annual aggregrate.

         24.3     "WORKER'S COMPENSATION INSURANCE" OR EQUIVALENT PROTECTION

         This insurance shall cover all employees and servants of the Supplier for all compensation and other benefits required by any applicable law or by governmental authority in respect of injury, death, sickness or disease. Territorial restriction to be amended so that employees working at sea or in the area of operation are not excluded.

         24.4     "EMPLOYER'S LIABILITY INSURANCE"

         This insurance shall cover claims presented by or on behalf of employees or servants of the Supplier and related to employer's liability whether the claim arises under statute or maritime law or otherwise. The minimum limit of liability shall be no less than two million US Dollars (US$2,000,000) per occurrence or as required by applicable statute whichever is greater. This insurance shall be scheduled to any and all applicable umbrella/excess liability policies and is required by all contractors and subcontractors.

         24.5     "CARGO AND INSTALLATION ALL RISKS ON GOODS OF THE CONTRACT"

         The Supplier is required to procure and maintain in force an insurance contract written on the latest edition of the Institute Cargo Clauses "A", (All Risks Form), modified if required to pick-up the installation exposures. This insurance is to cover the cable and equipment from the point where the insurance required under Article 24.1 ceases, and to continue until the date of the acceptance of the System by the Purchaser. Such insurance is to include the perils of jettison, loss overboard, sue and labour, increased value by way of payment of duty, the risks of war, strike, riot and civil commotion. The limit of such insurance should be not less than the replacement value of any one shipment at any time.

         24.6     "INSURANCE COVERAGE TO BE MAINTAINED BY SHIP OWNER"

         The Supplier shall, or shall require the Ship owner to provide and maintain in force during the charter period the following coverage:

                           24.6.1.1

                                   P&I (Protection and Indemnity) coverage from one of the Mutual P&I Clubs subscribing to the International Group Association Agreement
                                   (IGA) as per Standard Rules with a US$2
                                   billion liability limit for all risks covered with the exception of Oil Pollution risks where recovery may be limited to US$500,000,000 for each separate accident or occurrence or for each vessel owned or chartered by the Supplier and used in the performance of this Contract.

                                   In the event of any vessel being used in the performance of this Contract that is less than 2,500 gross tons, the minimum limits of liability carried for the risks of Protection and Indemnity, including, but not limited to Crew and Passenger Liability, Liability to Cargo, Collision Liability, Pollution Liability, War Risks and Removal of Wreck, shall be US$25,000,000.

                                   Such Protection and Indemnity coverage shall be extended to include the Specialist Operations Extension, where such operations are to be performed and otherwise excluded by the policy/entry, to a limit of no less than US$25,000,000 for each separate accident or occurrence and for each vessel.

                  24.6.2 Hull and Machinery Insurance including War Risks cover on full conditions for a limit of no less than the actual value of each vessel owned or chartered by the Supplier and their subcontractors and used in the performance of this Contract. The territorial warranties of the policy should include the planned cable route.

                  24.6.3 Seabed or equivalent coverage is to be provided as required to protect against all risks of physical loss or damage to the submersible plant and equipment ending with the Certificate of Provisional Acceptance.

                           Where referenced in these Articles 24.6.1 and 24.6.2, the word vessel or vessels shall be deemed to include all sub-sea equipment (Sea Plough, Scarab and/or any similar equipment) which the Supplier or their subcontractors may be using in the performance of this Contract.

         24.7     GENERALITIES APPLICABLE TO INSURANCE COVERAGE

                  24.7.1 Coverage required under Articles 24.5 and 24.6 above are to be arranged so that any general average and salvage costs contribution from the part of the Purchaser as well as subrogation rights be waived in their favour by the Underwriters, except for casualties arising from actions of Purchaser acting in the capacity of Subcontractor to the Supplier.

                  24.7.2 On coverage required under Articles 24.1, 24.2, 24.5 and 24.6, the Purchaser is to be added as an Additional Named Insured with the appropriate "Cross Liability" and "Severability of Interests" clauses, provided that the Purchaser shall not be liable for any insurance premiums.

                  24.7.3 The Supplier will notify the Insurers promptly and shall supply all necessary information concerning any occurrence which may give rise to a claim under the above insurance policies in order to expedite the processing of the claims. With respect to coverage under 24.1, 24.2, 24.5 and 24.6, it will keep the Purchaser informed of the details of the occurrences and of the progress of the claim treatment by the Underwriters.

                  24.7.4 All deductibles or self-insured retentions in the above insurance coverage are for the account of the Supplier and/or the Ship owner as the case may be and shall under no circumstance be the responsibilty of the Purchaser.

                  24.7.5 If the Supplier is to charter, operate or use any aircraft, helicopter or other flying craft in the performance of this Contract, it engages itself to procure or cause to be procured and maintain in force all the necessary insurance covering the aviation liability and hull exposures with a minimum of US$100,000,000 of Liability Insurance and scheduled to the excess liability policies. If the Supplier charters, operates or uses any aircraft, helicopter or other flying craft in the performance of this Contract evidence of this required insurance shall be furnished prior to use of any aircraft, helicopter or other flying craft. It will also ensure that any such craft is holder of a current airworthiness certificate.

                  24.7.6 On coverage required under Articles 24.1 and 24.5, provision should be made for loss, if any, to be payable to the Purchaser and the Supplier as their respective interests may appear.

                  24.7.7 The insolvency, liquidation, bankruptcy or failure of any Insurer providing insurance for the Supplier or its sub-contractors, or failure of any such Insurer to pay claims accruing, shall not be considered a waiver of nor shall it excuse the Supplier from complying with any of the provisions of this Contract.

                  24.7.8 The Supplier shall furnish the Purchaser with certified copies of insurance policies or certificates of insurance which provide sufficient information to verify that the Supplier has complied with the insurance requirements.

                           If any of the insurance coverage required herein are not procured or maintained pursuant to the specifications, the Purchaser, at its option, may notify the Supplier that the failure to provide the insurance is a material omission whereupon it is agreed that the Purchaser, at its sole option, shall have the right either to purchase similar coverage, the cost thereof to be reimbursed by the Supplier forthwith to the Purchaser or, alternatively to be deducted by the Purchaser from any sum due or thereafter becoming due to the Supplier from the Purchaser or to terminate this Contract in accordance with the provisions of Article 17 hereof. In the event of Purchaser supplied insurance, the Supplier will notify Purchaser immediately by facsimile, telex or telephone of any loss or damage covered by these policies and shall co-operate fully in gathering, assembling and presenting claim documentation to Underwriters. All insurance proceeds will then be paid solely to the Purchaser.

                  24.7.9 Following a loss or damage, the Supplier shall remedy any such loss or damage with due diligence and dispatch and shall not wait for any insurance proceeds to effect the repairs.

                  24.7.10 All of the above insurance coverage should provide that prior to any cancellation or material change thereto initiated by the Underwriters, a 90 days notice will be forwarded to:

                           FLAG Atlantic Limited
                           The Emporium Building
                           69 Front Street - 4th Floor
                           Hamilton HM12, Bermuda.

                           Attention: Co-Chairmen
                           Telephone: +1 441 296 0909
                           Facsimile: +1 441 296 0938

                           With a copy to:

                           FLAG Telecom Limited
                           1st Floor, Sovereign Court
                           635 Sipson Road, West Drayton
                           Middlesex UB7 OJE
                           UK.

                           Attention: Program Manager
                           Telephone: +44 181 282 1565
                           Facsimile:+44 181 282 1566

                  24.7.11 Furthermore, any certificate or other similar document the Supplier is required to submit to the Purchaser under this Article 24 shall be forwarded to FLAG Atlantic Limited at the address appearing in
                           Article 24.7.10 above.

                  24.7.12 The Supplier or the Purchaser, as the case may be, shall promptly give to the other party notice in writing of any claim made or proceedings commenced for which the Supplier or the Purchaser claims to be entitled to indemnification under this Contract and shall confer with the other party concerning the defence of any such claim or proceedings, shall permit such other party to be represented by counsel in defence thereof and shall not effect settlement of or compromise any such claim or proceedings without the other's prior written agreement.

25       AGENTS AND REPRESENTATIVES OF THE PURCHASER

The Purchaser may nominate such agents or representatives, as it may desire, to carry out any of its responsibilities or to exercise any of its rights under this Contract. The Purchaser shall notify the Supplier in writing of any such nominations.

26       REMOVAL OF PERSONS EMPLOYED ON CONTRACT

If and whenever the Purchaser for any reason considers that the continued employment by the Supplier of any person in connection with this Contract is undesirable, it may so inform the Supplier who shall thereupon cease to employ that person in that connection.

27       SEVERABILITY

If any of the provisions of this Contract shall be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable the entire Contract, but rather the entire Contract shall be construed as not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of the parties shall be construed and enforced accordingly.

28       SUCCESSORS BOUND

This Contract shall be binding on the Parties and their respective successors and permitted assigns.

29       RELATIONSHIP OF THE PARTIES TO EACH OTHER

The relationship of the Parties to this Contract shall not be that of partners and nothing herein contained shall be deemed to constitute a partnership between them.

30       RESPONSIBILITY FOR OBTAINING PERMITS AND LOCAL LAWS

         30.1 The Purchaser shall be responsible for obtaining, maintaining and complying with all appropriate permits, licences, consents, authorisations and approvals as well as for the payment of all costs related thereto, in connection with its ownership and operation of the FLAG Atlantic Fibre Optic Cable System, its ownership and operation, its landing in each territory as well as its transoceanic route, including, without limitation, permits, licences, authorities and approvals therefor and for the cable to cross other telecommunication cables, pipelines, and the like, to rest or be buried in any inland waters, territorial waters, continental shelf, contiguous zones, Exclusive Economic Zones and permissions to cross any beach or land at any shore end. The cost of any related fisherman's compensation will also be to the Purchaser's account.

         30.2 The Supplier shall, at no additional cost to the Purchaser, be responsible for obtaining, maintaining and complying with all permits, licences, consents, authorisations and approvals required for carrying out the installation activities including, without limitation, obtaining harbour and port clearances and approvals to operate the vessel(s) wherever required to duly carry out the route survey and installation activities as well as the route survey in the due performance of its obligations under this Contract.

         30.3 The Supplier shall comply with all laws, by-laws and regulations applicable to the Work in force in the localities within which this Contract is to be performed. The Supplier shall, before making any variations from the designs, drawings, plans or procedures that may be necessitated by so complying, give to the Purchaser written notice, specifying the variation proposed to be made, and the reasons for making it, and apply for instructions thereon. The Supplier shall be responsible for the payment of any and all costs incurred as a result of a need to vary design, drawings, plans or procedures. The Supplier shall give all notices required by the said laws, by-laws and regulations to be given to any authority, perform or permit the performance by authorised persons of any inspection required by the said legislation, rules, regulations, by-laws, orders and proclamations and pay all fees, charges, impositions, or any other amounts payable to any such authority, or to any public officer in respect of the Work.

         30.4 The Purchaser shall not be responsible for any acts or omissions of the Supplier that violate, the laws, by-laws or regulations of any locality in which the work is carried out.

         30.5 The Supplier shall indemnify the Purchaser against any such act or omission or any claims, demands, actions, suits, proceedings, prosecutions, fines, penalties, damages or expenses arising out of the same or any of them, and against the fees payable by the Supplier to any authority or public officer pursuant to this Article 30.

         30.6 The Supplier and Purchaser shall give each other such assistance as may be reasonably required to obtain the permits hereinbefore mentioned

31       CONSENTS

         Whenever under this Contract either Party's consent or approval is required, such Party shall not unreasonably withhold such consent or approval and shall not unreasonably delay in granting or denying such consent or approval. If such Party has not denied such consent or approval within 30 days after such consent or approval is requested, such Party shall be deemed to have granted such consent or approval.

32       LIMITATION OF LIABILITY

         32.1 The Supplier shall not be liable to the Purchaser in any event howsoever arising, whether in contract, tort or otherwise, for any consequential, incidental or special damages, nor for any loss of profits, loss of revenue or the costs of, or associated with the use of, restoration facilities resulting from the failure of the Supplier to perform pursuant to the terms of this Contract.

         32.2 The maximum amount payable as damages or by way of indemnity by the Supplier to the Purchaser for whatever reason under this Contract or arising upon its termination shall in no circumstances exceed 100% of the Contract Sum.

33       ALLOCATION OF DUTIES

         33.1 Allocation of the principal duties and obligations of the Parties shall be in accordance with the Appendix to the Price Schedule.

         33.2 Notwithstanding the provisions of Article 33.1, Alcatel Submarine Networks and FLAG Atlantic Limited respectively shall be and remain principally liable for and in respect of all duties and obligations of:

                  33.2.1 Alcatel Submarine Networks Inc. and Alcatel Submarine Networks Limited, in the case of Alcatel Submarine Networks; and

                  33.2.2 FLAG Atlantic USA Limited, Flag Atlantic France sarl and FLAG Atlantic UK Limited, in the case of FLAG Atlantic Limited.

34       NOTICES

         34.1 All notices pertaining to this Contract shall be in writing and shall be sent to the respective parties at the following postal addresses or facsimile numbers:

                  For Purchaser:

                  FLAG Atlantic Limited
                  The Emporium Building
                  69 Front Street - 4th Floor
                  Hamilton HM12, Bermuda

                  Attention: Co-Chairmen
                  Telephone: +1 441 296 0909
                  Facsimile: +1 441 296 0938

                  with a copy to:

                  FLAG Telecom Limited
                  103 Mount Street
                  London W1Y 5HE
                  UK

                  Attention: General Counsel
                  Facsimile: +44 171 317 0808
                  with a copy to:

                  GTS Terhulpsesteenweg 6A
                  1560 Hoeilaart
                  Belgium

                  Attention: Legal Director
                  Facsimile: +322 658 5101

                  For Supplier:

                  Alcatel Submarine Networks
                  72 avenue de la Liberte
                  92723 Nanterre
                  France

              Attention: General Counsel

              Facsimile: +33 1 5551 6365

         34.2 Either Party may change its designated nominee or the address for notices to be sent hereunder, at any time by giving the other Party thirty (30) days prior written notice.

         34.3 Any notice to be given to the Supplier under the terms of this Contract shall, without prejudice to any other way of serving it, be sufficiently given if sent by recorded delivery to the Supplier's last know place of business or registered office and shall be deemed to be given at the time when it was delivered in the ordinary course of post.

35       CAPTIONS

The captions of the Articles do not form part of this Contract and shall not have any affect on the interpretation thereof.

36       LAW AND ARBITRATION

         36.1 This Contract shall be considered as a contract made in England and subject to English law.

         36.2 The Parties to this Contract shall try to solve by negotiations any disagreement which may arise in connection with this Contract. In case of a dispute arising after negotiations have failed, the dispute shall be resolved by arbitration under the Rules of Arbitration of the International Chamber of Commerce in effect on the date that the arbitration is initiated.

         36.3 Arbitration shall be by arbitrators appointed under the said rules by three arbitrators, unless the Parties agree to use a single Arbitrator.

         36.4     The place of arbitration shall be London.

         36.5 Responsibility for paying the costs of the arbitration, including the costs incurred by the Parties themselves in preparing and presenting their cases, shall be apportioned by the tribunal.

         36.6     The award shall state the reasons upon which it is based.

         36.7 The award shall be final and binding on the Parties as from the date it is made.

         36.8 Judgement upon the award rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

         36.9 The fact that a dispute is brought to arbitration does not relieve either Party from its obligation to fulfil its commitments as provided in this Contract and the Parties shall continue to perform this Contract notwithstanding a dispute or arbitration thereof.

37       PRECEDENCE

In the event of any inconsistency between the Articles and Annexes of this Contract, such inconsistency shall be resolved by giving precedence to the Articles and the Annexes shall be in the order indicated in Article 47.

38       WAIVER

No failure to exercise and no delay in exercising, on the part of either Party, any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right, power or privilege hereunder preclude further exercise of any other right hereunder.

39       RECOVERY OF SUMS DUE

Whenever under this Contract any sum of money shall be recoverable from or payable by the Supplier and the Supplier has not paid the sum due within a reasonable time, the same may be deducted from any sum then due, or which at any time thereafter may become due to the Supplier, under this Contract.

40       WATCHING, LIGHTING AND PROTECTION OF SITE

For the protection of the Site, the System, and all Equipment and Ancillary Apparatus and for the prevention of danger to persons on or near the Site and to shipping, the Supplier shall, unless the Purchaser otherwise agrees, take all usual and reasonable steps to ensure that the System, the Equipment, the Site and all things on Site are properly watched, secured, protected, marked and lit.

41       PROVISION OF ANCILLARY APPARATUS

Except where this Contract provides otherwise, the Supplier shall provide, at its own expense, the Ancillary Apparatus necessary to carry out the Work properly and efficiently.

42       DIARY AND REPORTING

         42.1 The Supplier shall keep written records or diaries of all activities undertaken in the performance of the Work, including details of any variations or additional work and the routine and non-routine events, alarms, faulty units and equipment and other kind of problems as well as the remedial actions taken. The Supplier shall make the records or diaries available for inspection and confirmation by the Purchaser, or any authorised representative of the Purchaser, at any time during the progress of the Work and for a reasonable period thereafter, and at all events, for a minimum period of five (5) years from RFPA for the System.

         42.2     The Supplier shall conform to the Plan of Work.

         42.3 The Supplier shall attend at such times and places as may be required by the Purchaser co-ordination meetings with the Purchaser's representatives to discuss the general progress of the Work.

         42.4 The Supplier shall render such reports of the progress of the Work, in such form, as may be called for by the Purchaser. The submission and acceptance of these reports shall not prejudice the rights of the Purchaser under Article 6 or 7 or elsewhere in this Contract.

         42.5 The Purchaser shall meet with the Supplier on a quarterly basis to review and discuss the fiscal position of the Purchaser with regard to its obligations under this Contract.

43       PROPERTY OF THE PURCHASER

         43.1 Any property of the Purchaser issued in connection with this Contract, and anything supplied by the Purchaser whether for incorporation in the System or not, shall remain the property of the Purchaser and shall not be used other than in the execution of this Contract without the prior written consent of the Purchaser.

         43.2 No such property or things shall be removed from the place where they are normally used or stored for the purposes of this Contract without the Purchaser's consent.

         43.3 The Supplier shall keep readily available records of all such property and things in order to enable the Purchaser to check from time to time the quantities in use, used, and available for use, against those delivered to the Supplier's charge.

         43.4 Neither the Supplier nor any other person shall have a lien on any such property or things for any sum due. The Supplier shall take all reasonable steps to ensure that the Purchaser's title and the exclusion of liens are brought to the notice of all persons dealing with such property and things.

         43.5 All such property and things shall be deemed to be in good condition when received by or on behalf of the Supplier unless the Supplier notifies the Purchaser to the contrary within fourteen (14) days of receipt.

         43.6 All such property and things which are not for incorporation in the System shall be duly returned by the Supplier. Between the time of delivery to the Supplier and of return to the Purchaser, the Supplier shall be responsible for all damage thereto except for normal wear and tear resulting from proper use in the execution of this Contract.

         43.7 Any test equipment provided by the Purchaser shall be re-calibrated immediately prior to its return.

44       SERVICES RENDERED BY THE PURCHASER

If the Purchaser shall accept delivery of any articles, materials, or stores, in connection with this Contract on behalf of the Supplier and shall pay any charges upon such articles, materials, or stores, either for demurrage, handling, storage, cartage or carriage, or for the price of such materials or stores, or if the Purchaser shall at the express or implied request of the Supplier perform any other services for the Supplier any expense so incurred by the Purchaser shall be recoverable from the Supplier upon demand by the Purchaser.

45       FACILITIES FOR OTHER WORKS

         45.1 The Purchaser shall have power at any time to execute other works (whether or not in connection with the Work) on the Site (except for Cableships) concurrently with the execution of the Work and the Supplier shall give reasonable facilities for such purpose.

         45.2 Should interference arise between the work of the Supplier and the work of other suppliers engaged by the Purchaser then the co-ordination between such different work will be prepared and agreed in meetings to be held with the Purchaser, the Supplier and such other supplier(s). The minutes of those meetings shall be binding on the respective parties and shall be considered contractual documents providing such conclusions are not at variance with the Supplier's obligations under this Contract.

         45.3 The Supplier shall co-operate with the Purchaser and other suppliers in their employ in the execution of their work. The Supplier shall immediately bring to the attention of the Purchaser any conflict between its work and that of any supplier employed by the Purchaser.

46       PUBLICITY

No publicity relating to this Contract shall be published in any newspaper, magazine, journal or any written or visual media without the prior written consent of the Purchaser.

47       ENTIRE CONTRACT

         47.1 This Contract consists of Articles 1 through 51 and the following documents which are attached hereto:

                   Annex 4    Technical Specification
                   Annex 1    Price Schedule
                   Annex 3    Plan of Work
                   Annex 2    Schedule of Progress Payments
                   Annex 6    Long Term Support
                   Annex 5    Confidentiality Agreement
                   Annex 7    Sea State 6 Definition

         47.2 This Contract supersedes all prior oral or written understandings between the Supplier and the Purchaser with respect to the subject matter of this Contract, including (but not limited to) the contract signed on 12 January 1999, between FLAG Atlantic Limited and Alcatel Submarine Networks, and constitutes the entire agreement between them with respect to said subject matter.

48       LETTER OF PERFORMANCE GUARANTEE, GUARANTORS

         48.1 In order to guarantee the good and timely execution of all the contractual obligations, the Supplier shall, at its own cost, provide in time for the Purchaser to obtain financing for this Contract, a Performance Guarantee for a value equal to ten percent (10 %) of the Contract sum in favour of the Purchaser in the form of an irrevocable and unconditional Bank Guarantee in the format to be agreed with the Purchaser and if necessary its lenders. The Performance Guarantee shall be issued by a bank acceptable to the Purchaser. Upon the issuance of the Certificate of Provisional Acceptance of the System, the value of the Performance Guarantee shall be reduced to five percent (5%).

         48.2 The Performance Guarantee shall remain in force until the issuance of the Certificate of Final Acceptance.

         48.3 In the event of default by the Supplier in carrying out its responsibilities under this Contract, the Purchaser, at its discretion, shall have the right from time to time, to call in all or part of the amount represented by the Performance Guarantee.

         48.4 The Supplier agrees to cause its ultimate parent company to execute and deliver a guaranty to the Purchaser, in time for the Purchaser to obtain financing for this Contract, and in a form to be mutually agreed with the Purchaser and if necessary its lenders.

49       CONTRACT EFFECTIVENESS

         49.1     This Contract shall be effective as at the date of signature.

         49.2 It is the intention of the Purchaser to ensure that as soon as possible thereafter financing is in place ("Financial Closure"). In the event that such financing is not in place, by 20 October 1999, then the Supplier shall have the option:

                  49.2.1 as long as the financing is not available, and up to 31 December 1999, to suspend this Contract and be entitled to claim only an equitable extension of time; and

                  49.2.2 as long as the financing continues not to be available, and up to 30 June 2000, to continue to suspend this Contract and be entitled to claim an equitable extension of time as well as costs in accordance with Article 15 of this Contract; and

                  49.2.3 in the event that financing is not available after 30 June 2000 then the Supplier shall be entitled to terminate this Contract in which case the Purchaser's total liability shall be limited to the Supplier's out of pocket expenses to a maximum of the amount payable under Article 22.1.1. In such circumstances the title in the desk top study and the marine route survey report shall transfer to the Purchaser.

50       CORRUPT PRACTICES

         50.1 The Supplier shall at all times comply with all applicable laws and regulations and shall conduct its business in accordance with the US Foreign Corrupt Practices Act of 1977, as amended.

         50.2 The Supplier shall not offer or give or agree to give to any person associated with this Agreement, whether employed by Purchaser or not, any gift, commission, rebate or consideration of any kind as an inducement or reward for doing, influencing or carrying out any act in relation to the obtaining or execution of this Contract or for showing any favour or disfavour to any person or persons in relation to this Contract.

51       SAFETY

The Supplier shall at all times comply, and ensure that all of its employees, contractors and agents comply, with all regulations (governmental or otherwise), laws etc. relating to both the safety of personnel and the operations themselves and all associated activities that are undertaken in the Supplier's performance of its obligations under this Contract, and the Supplier hereby indemnifies and holds the Purchaser harmless from and against any consequences that may result from the Supplier having failed to do so.

IN WITNESS THEREOF the parties to this Contract have signed:



FLAG Atlantic Limited



By: /s/ Name of Signatory                           By: /s/ Name of Signatory
   ----------------------                              -----------------------

Date: 20/9/99                                       Title: CO Chairman


                                                     Date: 20/9/99



FLAG Atlantic USA Limited



By: /s/ Name of Signatory                           By: /s/ Name of Signatory
   ----------------------                              -----------------------

Date: 22 Sept. 1999                                 Title: Co Secretary


                                                     Date: 20 Sept. 1999




                                                     By: /s/ Name of Signatory
                                                        -----------------------


                                                     Date: 20 Sept. 1999


FLAG Atlantic France Sarl



By: /s/ Name of Signatory                           By: /s/ Name of Signatory
   ----------------------                              -----------------------

Date: 20/09/99                                        Date: 22 Sept. 1999



FLAG Atlantic UK Limited



By: /s/ Name of Signatory                           By: /s/ Name of Signatory
   ----------------------                              -----------------------

Date: 20/9/99                                        Title: Title of Signatory

                                                     Date: 22 Sept. 1999

                                                   By: /s/ Name of Signatory
                                                      -----------------------

                                                   Date: 20 Sept. 1999


Alcatel Submarine Networks

By: /s/ Name of Signatory
   ----------------------

Title: Chief Operating Officer

Date: 20/9/99


Alcatel Submarine Networks Inc.

By: /s/ Robert J. Kelly
   ----------------------

Title: President

Date: 20/9/99



Alcatel Submarine Networks Limited



By: /s/ Name of Signatory
   ----------------------


Date: 20/9/99